Exhibit 4.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of February 5, 2009 by and among OSI Restaurant Partners, LLC, a Delaware limited liability company ("OSI"), OSI Co-Issuer, Inc., a Delaware corporation ("Co-Issuer", and collectively with OSI, "Co-Issuers"), each having its principal office at 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607, HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 452 Fifth Avenue, New York, New York 10018 ("Successor Trustee") and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America and having its designated corporate trust office at 625 Marquette Avenue, MAC N9311-110, Minneapolis, MN 55479 ("Resigning Trustee").

RECITALS:

WHEREAS, there are currently $488,220,000 aggregate principal amount of the Co-Issuers' 10% Senior Notes due 2015 (the "Securities") outstanding under an Indenture, dated as of June 14, 2007, by and among the Co-Issuers, the Guarantors named therein and Resigning Trustee (the "Indenture");

WHEREAS, the Co-Issuers appointed Resigning Trustee as the Trustee, Registrar and Paying Agent under the Indenture;

WHEREAS, Section 7.08 of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Co-Issuer, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 7.08 of the Indenture provides that, if the Trustee shall resign, the Co-Issuers shall promptly appoint a successor Trustee;

WHEREAS, Section 7.08 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall deliver written acceptance to the Co-Issuers and to its predecessor Trustee; thereupon, the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall have all rights, powers and duties of the predecessor Trustee under the Indenture;

WHEREAS, on December 5, 2008, the Resigning Trustee provided written notice to the Co-Issuers that it is resigning as Trustee, Registrar and Paying Agent under the Indenture;

WHEREAS, the Co-Issuers desire to appoint Successor Trustee as successor Trustee, Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as Successor Trustee, Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Co-Issuers, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
1

THE RESIGNING TRUSTEE

1.1
Pursuant to Section 7.08 of the Indenture, on December 5, 2008, the Resigning Trustee provided written notice to the Co-Issuers that Resigning Trustee is resigning as Trustee, Registrar and Paying Agent under the Indenture.

1.2	Resigning Trustee hereby represents and warrants to Successor Trustee that:
(a)
No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of Responsible Officers of Resigning Trustee, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)
There is no action, suit or proceeding pending or, to the best knowledge of Responsible Officers of Resigning Trustee threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(c)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(d)
Pursuant to Section 2.02 of the Indenture, Resigning Trustee has duly authenticated and delivered $488,220,000 aggregate principal amount of Securities that are outstanding as of the effective date hereof.

(e)	The registers in which Resigning Trustee has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.
(f)
Each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person's genuine signature.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
(h)
To the best knowledge of Responsible Officers of the Resigning Trustee, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 6.01 of the Indenture.

1.3
Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Paying Agent.

1.4	Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.
1.5	Resigning Trustee acknowledges that it shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein in connection with the Indenture.

2

THE CO-ISSUERS

2.1	Pursuant to Section 7.08 of the Indenture, the Co-Issuers hereby accept the resignation of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture.
2.2
The Co-Issuers hereby certify that they have duly authorized certain officers of the Co-Issuers to: (a) accept Resigning Trustee's resignation as Trustee, Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee. Registrar and Paying Agent under the Indenture.

2.3
The Co-Issuers hereby appoint Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture to succeed to, and hereby vest Successor Trustee with, all the rights, powers and duties of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Registrar and Paying Agent in the Indenture.

2.4	The Co-Issuers hereby represent and warrant to Resigning Trustee and Successor Trustee that:
(a)	Each of the Co-Issuers is duly and validly organized and existing pursuant to the laws of the State of Delaware.
(b)	The Indenture was validly and lawfully executed and delivered by the Co-Issuers and the Securities were validly issued by the Co-Issuers.
(c)
The Co-Issuers have performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 6.01 of the Indenture.
(e)
No covenant or condition contained in the Indenture has been waived by the Co-Issuers or, to the best of the Co-Issuers' knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)
There is no action, suit or proceeding pending or, to the best of the Co-Issuers' knowledge, threatened against the Co-Issuers before any court or any governmental authority arising out of any act or omission of the CoIssuers under the Indenture.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of the Co-Issuers and constitutes their legal, valid and binding obligation, enforceable in accordance with its terms.
(h)	All conditions precedent relating to the appointment of Successor Trustee as successor Trustee under the Indenture have been complied with by the Co-Issuers.

3

THE SUCCESSOR TRUSTEE

3.1	Successor Trustee hereby represents and warrants to Resigning Trustee and to the Co-Issuers that:
(a)	Successor Trustee is not disqualified under the provisions of Section 7.10 and is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.
(b)	Successor Trustee satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5), and is subject to Section 310(b) of the Trust Indenture Act.

(c)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
(d)	Each person acting on behalf of Successor Trustee is a duly authorized signatory of Successor Trustee.
(e)
Promptly after the effective date of this Agreement, the Successor Trustee shall send a notice, substantially in the form of Exhibit B annexed hereto, to each Holder of the Securities in accordance with the provisions of Section 7.08 of the Indenture.

3.2
Successor Trustee hereby accepts its appointment as Successor Trustee, Registrar and Paying Agent under the Indenture and accepts the rights, powers, duties and obligations of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar and Paying Agent under the Indenture.

3.3
References in the Indenture to "Corporate Trust Office" or other similar terms shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at 452 Fifth Avenue, New York, New York 10018.

4

MISCELLANEOUS

4.1
Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2	This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on February 5, 2009.
4.3
Resigning Trustee hereby acknowledges payment or provision for payment in full by the Co-Issuers of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent under Section 7.07 of the Indenture and reimbursement in full by the Co-Issuers of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent in accordance with the provisions of the Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 7.07 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Co-Issuers acknowledge their obligation set forth in Section 6.05 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without willful misconduct, negligence or bad faith on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

4.4	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
4.5	This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
4.6	The Co-Issuers, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

OSI RESTAURANT PARTNERS, LLC

By: /s/ Dirk  Montgomery__
Name: Dirk A. Montgomery
Title:  Chief Financial Officer

OSI CO-ISSUER, INC.

By: /s/ Dirk  Montgomery__
Name: Dirk A. Montgomery
Title:  Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Resigning Trustee

By: /s/ Jayne Sillman
Name: Jayne Sillman
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION
as Successor Trustee

By: /s/ Vivian Ly_______________________________
Name: Vivian Ly
Title: Assistant Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

1.         Copy of Indenture.

2.         File of closing documents from initial issuance.

3.	Copies of the most recent of each of the SEC reports delivered by the Co-Issuers pursuant to Section 4.03 of the Indenture.

4.	A copy of the most recent compliance certificate delivered pursuant to Section 4.04 of the Indenture.

5.
Certified list of Holders, including certificate detail and all "stop transfers" and the reason for such "stop transfers" (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6.
Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee's annual report to Holders delivered pursuant to Section 7.06 of the Indenture.

7.	List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.

EXHIBIT B

NOTICE

To the Holders of.

10% Senior Notes due 2015                                                                                                                         CUSIP # ________

of OSI RESTAURANT PARTNERS, LLC
AND OSI CO-ISSUER, INC.

NOTICE IS I-IEREBY GIVEN, pursuant to Section 7.08 of the Indenture (the "Indenture"), dated as of June 14, 2007, by and among OSI Restaurant Partners, LLC, OSI Co-Issuer, Inc. and Wells Fargo Bank, National Association, as Trustee, that Wells Fargo Bank, National Association has resigned as Trustee, Registrar and Paying Agent under the Indenture.

    Pursuant to Section 7.08 of the Indenture, HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, has accepted appointment as Trustee, Registrar and Paying Agent under the Indenture. The address of the corporate trust office of the successor Trustee is 452 Fifth Avenue, New York, New York 10018.

    Wells Fargo Bank, National Association's resignation as Trustee, Registrar and Paying Agent and HSBC BANK USA, NATIONAL ASSOCIATION's appointment as successor Trustee, Registrar and Paying Agent were effective as of the opening of business on February 5, 2009.

    Dated:__________________________, 2009

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee